SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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☒	Preliminary Information Statement

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☐	Definitive Information Statement

EMERGING MEDIA HOLDINGS, INC.
(Name of Registrant as Specified in Charter)

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PRELIMINARY INFORMATION STATEMENT SUBJECT TO COMPLETION DATED JULY 28, 2011

SCHEDULE 14C INFORMATION STATEMENT
Pursuant to Regulation 14C of the Securities Exchange Act
of 1934, as amended

EMERGING MEDIA HOLDINGS, INC.
121 South Orange Ave.,
Suite 1500
Orlando, FL 32801
Telephone: (011) 373 2 22 37 979

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is being furnished to our shareholders on behalf of our board of directors pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended, for the purpose of informing our shareholders of amendments to our Articles of Incorporation (1) to increase the authorized number of shares of common stock from 100,000,000 shares, par value $.001 per share, to 200,000,000 shares, par value $.001 per share; and (2) to effect a 1 for 10 reverse stock split (the “Reverse Split”) of our outstanding common stock. The Company currently has no commitments or plans for the issuance of any shares of common stock.

This Information Statement is being furnished to the shareholders of record of our common stock, par value $.001 per share, on the record date as determined by our board of directors to be the close of business on   , 2011.

Our board of directors on June 21, 2011 unanimously approved the amendments to our Articles of Incorporation (1) to increase the authorized number of shares of common stock from 100,000,000 shares, par value $.001 per share, to 200,000,000 shares, par value $.001 per share; and (2) to effect a 1 for 10 reverse stock split of our outstanding common stock.  Our Company on June 21, 2011, also received the written consent from stockholders of our company holding a majority (55%) of the outstanding shares of our common stock approving these amendments. Upon the expiration of the 20 day period required by Rule 14c-2 and in accordance with the provisions of the Private Corporations Law of the State of Nevada, our Company intends to file a Certificate of Amendment to our Articles of Incorporation to effect the amendments to increase our authorized common stock and effect the Reverse Split. The Certificate of Amendment will not be filed until at least 20 days after we file the Definitive Information Statement with the Securities and Exchange Commission and deliver the Definitive Information Statement to our shareholders of record.

The proposed Certificate of Amendment, attached hereto as Appendix A, will become effective (the “Effective Date of the Amendments”) when it has been accepted for filing by the Secretary of State of the State of Nevada and when the Reverse Split has been approved for trading purposes by the Financial Industry Regulatory Authority (FINRA). We anticipate that our Company will file the Certificate of Amendment 20 days after the Definitive Information Statement is first mailed to our shareholders.

The entire cost of furnishing this Information Statement will be borne by our Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our common stock held on the record date.

Our board of directors has fixed the close of business on ______, 2011, as the record date for determining the holders of our common stock who are entitled to receive this Information Statement. As of _______, 2011, there were _____________ shares of our common stock issued and outstanding. We anticipate that this Information Statement will be mailed on or about _______, 2011, to our shareholders of record.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF AMENDMENTS TO OUR ARTICLES OF INCORPORATION.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

PLEASE NOTE THAT THIS IS NOT AN OFFER TO PURCHASE YOUR SHARES.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

Except as disclosed elsewhere in this Information Statement, none of the following persons have any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon:

1.	any director or officer of our company since January 1, 2010, being the commencement of our last completed audited financial year;

2.	any proposed nominee for election as a director of our company; and

3.	any associate or affiliate of any of the foregoing persons.

The shareholdings of our directors and officers are set forth below in the section entitled “Principal Shareholders and Security Ownership of Management”.

PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

As of the record date, there were        shares of common stock issued and outstanding, with a par value of $.001 per share, in the capital of our company. Each share of our company’s common stock is entitled to one vote.

The table below sets forth information regarding the beneficial ownership of our common stock as of June 17, 2011, by the following individuals or groups:

•	each person or entity who we know beneficially owns more than 10.0% in the aggregate;

•	each of our named executive officers;

•	each of our directors; and

•	all directors and named executive officers as a group.

Unless otherwise indicated, the address of each of the individuals listed in the table is c/o Emerging Media Holdings, Inc. 1809 E. Broadway St, Suite 175, Oviedo, FL 32765

The percentage of beneficial ownership in the following table is based upon 7,450,922 shares of common stock issued and outstanding as of June 17, 2011 (4,800,000 shares are held by the Company as treasury shares).  Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  We do not have any outstanding options, warrants or other conversion rights.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Approximate Percentage of Class Outstanding

Chiril Luchinsky	2,101,000	28.20%

Elena Melnik Basarabia 21 Street Edinets, Moldova	820,000	11.00%
Rodica Turcan Str Scinoa Nou Chisinau, Moldova	480,000	6.44%
Iurie Bordian	120,000	1.61%
All officers and directors as a group	120,000	1.61%*
* Less than 1%.

AMENDMENTS TO OUR COMPANY'S ARTICLES OF INCORPORATION

Increase in Authorized Common Stock

The Board of Directors of the Company on June 21, 2011, adopted a resolution unanimously approving and recommending to the Company's stockholders for their approval an amendment to the Company's Articles of Incorporation to increase the authorized number of shares of common stock from 100,000,000 shares, par value $.001 per share, to 200,000,000 shares, par value $.001 per share. The Board of Directors recommends the proposed increase in the authorized number of shares of common stock to insure that a sufficient number of authorized and unissued shares is available (i) to raise additional capital for the operations of the Company; (ii) to make options and shares available to employees, future non-employee directors and consultants of the Company as an incentive for services provided to the Company; and (iii) possibly to acquire media companies, if such acquisitions can be made on terms that will enhance shareholder value. We have no current plans or commitments with regard to any acquisition or any other transaction that would involve the issuance of additional shares of common stock. Such shares would be available for issuance by the Board of Directors of the Company without further action by the stockholders, unless required by the Company's Certificate of Incorporation or by the laws of the State of Nevada. Neither the presently authorized shares of common stock nor the additional shares of common stock that may be authorized pursuant to the proposed amendment carry preemptive rights.

Possible Effects of Increasing Authorized Shares of Common Stock

The additional shares of common stock, if issued, would have a dilutive effect upon the percentage of equity of the Company owned by present stockholders. The issuance of such additional shares of common stock might be disadvantageous to current stockholders in that any additional issuances would potentially reduce per share dividends, if any. Stockholders should consider, however, that the possible impact upon dividends is likely to be minimal in view of the fact that the Company has never paid dividends, has never adopted any policy with respect to the payment of dividends and does not intend to pay any cash dividends in the foreseeable future. In addition, the issuance of such additional shares of common stock, by reducing the percentage of equity of the Company owned by present stockholders, would reduce such present stockholders' ability to influence the election of directors or any other action taken by the holders of common stock.

Terminated Transaction with Men’s Medical Corporation

We had previously filed an Information Statement with the Securities and Exchange Commission for a proposal to stockholders to authorized a new class of preferred stock. On February 10, 2011, we had entered into an Exchange Agreement (the “Exchange Agreement”), dated as of January 1, 2011, between the Company and Men’s Medical Corporation, a Florida corporation (“MMC”). In exchange for all of the outstanding shares of capital stock of MMC which were owned by Saddleworth Ventures, LLC, in turn owned by Chris Smith, we had agreed to issue to Mr. Smith 1,000 shares of a Series A Convertible Preferred Stock (the “Series A Preferred Stock”) of a class of preferred stock to be to be authorized.  The Series A Preferred Stock would have been convertible into and voted as 25,000,000 shares of common stock, which would have effectively given control of our company to Chris Smith.  On February 16, 2011, we filed an Information Statement on Schedule 14C with the Securities and Exchange Commission for the authorization of the class of Preferred Stock and for a 1-for-10 reverse split of our outstanding common stock. In connection with the Exchange Agreement, Chris Smith was appointed as a director and as our President and Chief Executive Officer.

On May 31, 2011, our Board of Directors agreed with Chris Smith and MMC, effective immediately, to terminate the Exchange Agreement and to void any rights of the stockholders of MMC to the 1,000 shares of Series A Preferred Stock which were to have been issued in the exchange.  MMC was unable to satisfy a closing condition in the Exchange Agreement requiring delivery of MMC audited financials.

Given the termination of the Exchange Agreement with MMC, our stockholders have not at this time approved a class of preferred stock; however, we have received from our stockholders approval of an amendment increasing the number of shares of common stock we are authorized to issue and of the Reverse Split.

Shareholder Approval of Amendments to Articles of Incorporation

Our company obtained shareholder approval for the amendments (the “Amendments”) to the Company's Articles of Incorporation to increase the authorized number of shares of common stock from 100,000,000 shares, par value $.001 per share, to 200,000,000 shares, par value $.001 per share; and to effect a 1 for 10 reverse stock split of our outstanding common stock, from six of our stockholders, holding 4,099,500 shares, or 55%, of the issued and outstanding shares of our common stock (Chiril Luchinsky, 2,101,000 shares; Iurie Bordian, 120,000 shares; Elena Melnik, 820,000 shares; Vasile Melnik, 350,000 shares; Jacob Senseutchi, 288,500 shares; and Rodica Turcan, 480,000 shares). The amendments authorizing increasing the Company’s authorized common stock and the Reverse Split, will not become effective until (i) we file the Information Statement with the Securities and Exchange Commission, (ii) at least 20 days after we deliver the Information Statement to our shareholders of record, (iii) the Certificate of Amendment has been accepted for filing by the Secretary of State of the State of Nevada and (iv) the Reverse Split has been made effective for trading purposes by FINRA.

Reverse Split of Outstanding Common Stock

 The reverse stock split, when implemented, will not change the number of authorized shares of common stock or the par value of the common stock. Except for any changes as a result of the treatment of fractional shares, each stockholder who owns 10 or more shares will hold the same percentage of common stock outstanding immediately following the reverse stock split as the stockholder did immediately prior to the reverse stock split.

On the record date, we had ___________ shares of our common stock issued and outstanding. The Amendment provides that each ten (10) shares of our common stock outstanding immediately prior to the effective date of the amendments (the "Old Shares") will be automatically converted into one (1) share of our common stock (the "New Shares"), thereby reducing the number of outstanding shares of our common stock to approximately __________ shares, subject to rounding or the issuance of additional shares of our common stock. The reverse stock split Amendment does not change the par value of our common stock or the number of shares of our common stock authorized for issuance. We have no present intention, however, to issue any additional shares of our common stock before the Effective Date of the Amendments.

Purpose and Effect of Reverse Stock Split Amendment

Our common stock is currently quoted on the OTC Bulletin Board under the symbol "EMDH.OB" On June   , 2011, the last sale price of our common stock was $____ per share. Our Board of Directors believes that our relatively low per-share market price of our common stock impairs the acceptability of our common stock to potential members of the investing public, including institutional investors, as well as adversely affecting our ability to raise additional working capital, which we believe we will require in connection with our media business.

 For these reasons our Board of Directors has chosen to adopt and recommend the reverse stock split Amendment. We are not, however, a party to any binding agreement to raise additional working capital, nor can we be certain that the reverse stock split will have a long-term positive effect on the market price of our common stock, or increase our abilities to enter into financing arrangements in the future.

The market price of our common stock is also based on factors which may be unrelated to the number of shares outstanding. These factors include our performance, general economic and market conditions and other factors, many of which are beyond our control. The market price per new share of the New Shares may not rise or remain constant in proportion to the reduction in the number of Old Shares outstanding before the reverse stock split. Accordingly, the total market capitalization of common stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split. In the future, the market price of common stock following the reverse stock split may not equal or exceed the market price prior to the reverse stock split.

The reverse stock split will affect all of the holders of our common stock uniformly. Any fractional shares existing as a result of the reverse stock split shall be rounded to the next higher whole number to those stockholders who are entitled to receive them as a consequence of the reverse stock split. On the effective date of the Amendments, each stockholder will own a reduced number of shares of our common stock, but will hold the same percentage of the outstanding shares as the stockholder held prior to the Effective Date of the Amendments.

The liquidity of our common stock may be adversely affected by the reduced number of shares outstanding after the reverse stock split. In addition, the split will increase the number of stockholders who own odd-lots. An odd-lot is fewer than 100 shares. Such stockholders may experience an increase in the cost of selling their shares and may have greater difficulty in making sales.

The reverse stock split will not affect the par value of our common stock. As a result, on the Effective Date of the Amendments, the stated capital on our balance sheet attributable to our common stock will be reduced in proportion with the reverse stock split and our additional paid-in capital account will be credited with the amount by which the stated capital is reduced. These accounting entries will have no impact on total stockholders' equity. All share and per share information will be retroactively adjusted following the Effective Date of the Amendments to reflect the reverse stock split for all periods presented in future filings.

The reverse stock split will have the following effects upon our common stock:

*	The number of shares owned by each holder of common stock will be reduced ten fold;

*	The number of shares of our common stock which will be issued and outstanding after the reverse stock split will be reduced from ________ shares to approximately ________ shares;

*	The per share loss and net book value of our common stock will be increased because there will be a lesser number of shares of our common stock outstanding;

*	The par value of the common stock will remain $0.001 per share;

*
The stated capital on our balance sheet attributable to the common stock will be decreased 10 times its present amount and the additional paid-in capital account will be credited with the amount by which the stated capital is decreased; and

*
All outstanding options, warrants, and convertible securities entitling the holders thereof to purchase shares of common stock will enable such holders to purchase, upon exercise thereof, 10 times fewer of the number of shares of common stock which such holders would have been able to purchase upon exercise thereof immediately preceding the reverse stock split, at the same aggregate price required to be paid therefor upon exercise thereof immediately preceding the reverse stock split.

The shares of common stock after the reverse stock split will be fully paid and non-assessable. The Amendment will not change any of the other the terms of our common stock. The shares of common stock after the reverse stock split will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the shares of common stock prior to the reverse stock split.

Because the number of authorized shares of our common stock will not be reduced, an overall effect of the reverse split of the outstanding common stock will be an increase in authorized but unissued shares of our common stock. These shares may be issued by our Board of Directors in its sole discretion. Any future issuance will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of our common stock.

Our common stock will be quoted on the OTC Bulletin Board at the post-split price on and after the Effective Date of the Amendments.

Following the reverse split, the share certificates representing the shares will continue to be valid. In the future, new share certificates will be issued reflecting the reverse stock split, but this in no way will affect the validity of your current share certificates. The reverse split will occur on the Effective Date of the Amendments without any further action on the part of our stockholders. After the Effective Date of the Amendments, each share certificate representing the shares prior to the reverse stock split will be deemed to represent 1/10th of the number of shares shown on the certificate. Certificates representing the shares after the reverse stock split will be issued in due course as share certificates representing shares prior to the reverse stock split are tendered for exchange or transfer to our transfer agent. We request that stockholders do not send in any of their stock certificates at this time.

As applicable, new share certificates evidencing New Shares following the reverse stock split that are issued in exchange for share certificate issued prior to the reverse stock split representing Old Shares that are restricted shares will contain the same restrictive legend as on the old certificates. Also, for purposes of determining the term of the restrictive period applicable to the New Shares after the reverse stock split, the time period during which a stockholder has held their existing pre-split Old Shares will be included in the total holding period.

Certain Federal Income Tax Consequences

The reverse stock split should not result in any recognition of gain or loss. The holding period of the New Shares will include the stockholder’s holding period for the corresponding Old Shares owned prior to the reverse stock split. The adjusted basis of the New Shares (including the original shares) will be equal to the adjusted basis of a stockholder’s original shares.

Notwithstanding the foregoing, the federal income tax consequences of the receipt of an additional share in lieu of a fractional interest is not clear but may result in tax liabilities which should not be material in amount in view of the low value of the fractional interest. Our beliefs regarding the tax consequence of the reverse stock split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident foreign individuals, broker-dealers and tax exempt entities. The state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which he or she resides.

The foregoing summary is included for general information only. Accordingly, stockholders are urged to consult their own tax advisors with respect to the Federal, State and local tax consequences of the reverse stock split.

Annexed to this Information Statement and marked Exhibit A is the proposed amendment to the Articles of Incorporation of the Company.

DISSENTERS’ RIGHTS

Pursuant to the Private Corporations Law of the State of Nevada, shareholders of our common stock are not entitled to dissenters’ rights of appraisal with respect to the Amendments to our Articles of Incorporation increasing the number of our authorized shares of common stock or the Reverse Split.

FINANCIAL AND OTHER INFORMATION

For more detailed information on our Company, including financial statements, you may refer to our Form 10-K and other periodic reports filed with the Securities and Exchange Commission from time to time. Copies are available on the Securities and Exchange Commission’s EDGAR database located at www.sec.gov.

Pursuant to the requirements of the Securities Exchange Act of 1934, Emerging Media Holdings, Inc. has duly caused this Information Statement to be signed by the undersigned hereunto authorized.

        , 2011.

EMERGING MEDIA HOLDINGS, INC.

By: /s/ Iurie Bordian
Iurie Bordian
Chief Executive Officer and Director

   EXHIBIT A

CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
FOR NEVADA PROFIT CORPORATIONS
(Pursuant to NRS 78.385 and 78.390 – After issuance of Stock)

1. Name of corporation: Emerging Media Holdings, Inc.

2. The articles have been amended as follows: Paragraph (a) Article Four of the Articles of Incorporation of the corporation is deleted in its entirety and the following is substituted therefor:

" Article Four
Capital Stock

(a) This corporation shall have authority to issue a total of Two Hundred Million (200,000,000) shares of Common Stock, par value $.001 per share (the "Common Stock").

(b) The Board of Directors and stockholders of this corporation have approved,  as of June 21, 2011, a  one (1) for ten (10) reverse split of this corporation’s issued and outstanding Common Stock, with all fractional shares rounded up to the nearest whole share.    The effective time of this amendment shall the opening of business on the day on which the one (1) for ten (10) reverse split is made effective for trading purposes by the Financial Industry Regulatory Authority.

.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: _________ shares voted in favor of the amendment out of ________ shares outstanding and entitled to vote.

4. Officer Signature:                                           ________________________________________________________
Iurie Bordian, Chief Executive Officer

__________, 2011